Exhibit 8.2

1000 WILSHIRE BOULEVARD, SUITE 1500, LOS ANGELES, CALIFORNIA 90017-2457 TELEPHONE (213) 891-0700 / FAX (213) 896-0400

Direct Dial Number: (213) 891-5104 Direct Facsimile Number: (213) 630-5603 E-Mail Address: rtanden@buchalter.com

August 20, 2014

CU Bancorp, Inc.

15821 Ventura Boulevard, Suite 100

Encino, California 91436

Attention: Anita Y. Wolman, Esq.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Securities Exchange Commission Form S-4 (as amended or supplemented through the date hereof, the “Merger Registration Statement”) of CU Bancorp, Inc., a California corporation, including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of 1ST Enterprise Bank, a California state-chartered commercial bank, with and into California United Bank, a California state-chartered commercial bank and wholly owned subsidiary of CU Bancorp, Inc., with California United Bank as the surviving entity. We have participated in the preparation of the discussion set forth in the section entitled “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – United States Federal Income Tax Consequences of the Merger” in the Merger Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects as of the date hereof. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Merger Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Buchalter Nemer, PC

BUCHALTER NEMER
A Professional Corporation